Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Inland Residential Properties Trust, Inc.:

We consent to the use of our report dated May 14, 2015, with respect to the consolidated balance sheets of Inland Residential Properties Trust, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, stockholder’s equity, and cash flows for the year ended December 31, 2014 and the period from December 19, 2013 (inception) to December 31, 2013, and to the reference to our firm under the heading “Experts,” all included in Supplement No. 3 to the prospectus dated June 8, 2015, which is part of the registration statement on Form S-11 (registration number 333-199129) of Inland Residential Properties Trust, Inc.

/s/ KPMG LLP

Chicago, Illinois

June 8, 2015